UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): October 25, 2013

WPCS INTERNATIONAL INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	001-34643	98-0204758
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One East Uwchlan Avenue, Suite 301, Exton, PA 19341

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (610) 903-0400

Copy of correspondence to:

Marc J. Ross, Esq.

Thomas A. Rose, Esq.

James M. Turner, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway

New York, New York 10006

Tel: (212) 930-9700 Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.       Entry into a Material Definitive Agreement.

Item 3.02.       Unregistered Sales of Equity Securities.

On October 25, 2013, WPCS International Incorporated (the “Company”) entered into an amendment, waiver and exchange agreement (the “Amendment”) with holders (“Holders”) of outstanding secured convertible notes (“Notes”) and common stock purchase warrants (“Warrants”) that were sold pursuant to a securities purchase agreement dated December 4, 2012 (“SPA”). Pursuant to the Amendment, the Holders exchanged 154,961 of their Warrants for 38,740 shares of common stock (the “Shares”) and warrants to purchase 154,961 shares of common stock (“Exchange Warrants”). Effectively, for every four Warrants surrendered, the Holder received a unit of four Exchange Warrants and one Share. The closing of the Amendment transaction occurred on October 30, 2013.

The Exchange Warrants are exercisable for a period of five years from the date of issuance of the original Warrants at an initial exercise price of $2.1539 per share. The exercise price will only adjust in the event of any future stock splits or dividends.

Pursuant to the Amendment, the Holders permanently waived, effective as of October 24, 2013, various provisions of the Warrants, including the anti-dilution protection from the issuance of securities at a price lower than the current exercise price, the adjustment to market price on the first anniversary of the date of issuance of the Warrants and the Black-Scholes valuation upon the occurrence of a Fundamental Transaction (as defined in the Warrants). As a result of these waivers, (i) the exercise price of the Warrants will only adjust in the event of any future stock splits or dividends and (ii) the Company will be able to classify the Warrants as equity on its balance sheet, rather than as a derivative liability, as had been done prior to the Amendment. The exercise price of the Warrants remains at $2.1539 per share. After the Amendment, the Warrants and Exchange Warrants have the same terms, conditions and rights.

In addition, pursuant to the Amendment, the Holders permanently waived, effective as of the second business day after the Effective Time (as hereinafter defined), various provisions of the Notes, including the adjustment to the conversion price under a Fundamental Transaction (as defined in the Notes), the anti-dilution protection from the issuance of securities at a price lower than the current exercise price and the adjustment to market price on the first anniversary of the date of issuance of the Notes. As a result of these waivers, the conversion price of the Notes will only adjust in the event of any future stock splits or dividends

Further, the Holders will waive, effective as of the date when the Holders receive the Shares and Exchange Warrants (the “Effective Time”), certain events of default that have occurred under the Notes, including as a result of the previously announced initiation of the NASDAQ delisting proceeding. Therefore, upon the Effective Time, the Company will be in compliance with the terms of the Notes.

It has been determined that the Black-Scholes value of the four Warrants being exchanged is equal to $7.32 and the parties have valued the unit at a price of $7.52. As a result, the Shares being issued are valued at $0.20. By the operation of the terms of the Notes, the conversion price of the Notes will automatically adjust to $0.20.

The foregoing information is a summary of the Amendment described above, is not complete, and is qualified in its entirety by reference to the full text of such Amendment, a copy of which is attached as an exhibit to this Current Report on Form 8-K.  Readers should review such Amendment for a complete understanding of the terms and conditions associated with this transaction.

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Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.01	Form of Amendment, Waiver and Exchange Agreement
10.02	Form of Exchange Warrant

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SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WPCS INTERNATIONAL INCORPORATED

Date: October 30, 2013	By: /s/ JOSEPH HEATER
Joseph Heater
Chief Financial Officer

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